UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

PHARMERICA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place
Louisville, Kentucky 40299
(Address of principal executive offices) (Zip Code)

(502) 627-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 17, 2014, PharMerica Corporation (the “Corporation”) entered into a Credit Agreement by and among the Corporation, the lenders named therein (the “Lenders”), Bank of America, N.A, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and U.S. Bank, National Association, Citibank, N.A., MUFG Union Bank, N.A., BBVA Compass Bank and Suntrust Bank as co-documentation agents (the “Credit Agreement”).  The Credit Agreement provides the Corporation with an initial term loan facility of $225,000,000 and an initial revolving credit facility of $310,000,000 (the “Revolving Credit Facility”).  Unless terminated earlier, the Credit Agreement will mature on September 30, 2019, and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, if any, will be payable in full on such date.  The Credit Agreement replaces the Corporation’s former Credit Agreement dated as of May 2, 2011, as amended (the “Former Credit Agreement”).

Borrowings under the Credit Agreement bear interest at a floating rate equal to, at the Corporation’s option, a base rate plus a margin between 0.50% and 1.25% per annum, or a Eurodollar Rate plus a margin between 1.50% and 2.25% per annum, in each case depending on the leverage ratio of the Corporation as defined by the Credit Agreement. The base rate is the greater of the prime lending rate in effect on such day, the federal funds effective rate plus 0.5%, and the Eurodollar Rate plus 1.0%.  The Credit Agreement also provides for letter of credit fees between 1.50% and 2.25% on the letter of credit exposure, depending on the leverage ratio of the Corporation, and 0.125% on the actual daily amount available to be drawn under such letter of credit. The Corporation will also pay fronting fees on the aggregate letter of credit exposure at a rate separately agreed upon between the Corporation and the issuing bank.  The Credit Agreement also provides for a commitment fee payable on the unused portion of the Revolving Credit Facility, which shall accrue at a rate per annum ranging from 0.25% to 0.35%, depending on the leverage ratio of the Corporation.

The Credit Agreement contains customary affirmative and negative covenants, as well as customary events of default.  The Credit Agreement also requires the Corporation to satisfy an interest coverage ratio and a leverage ratio. The interest charge coverage ratio as of the last day of any fiscal quarter can be no less than: 3.00:1.00.  The Leverage Ratio as of the last day of any fiscal quarter of the Borrower cannot exceed 3.75:1.00, subject to certain exceptions for permitted acquisitions.  In addition, capital expenditures (other than those funded with proceeds of asset sales or insurance) are restricted in any fiscal year to 5.0% of revenues.

The obligations under the Credit Agreement are guaranteed by certain domestic subsidiaries of the Corporation and secured by liens on substantially all of the Corporation's assets.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to the Corporation's next quarterly report on Form 10-Q for the quarter ending September 30, 2014.

Certain of the lenders under the Credit Agreement and their affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to the Corporation and its affiliates. They have received, and may in the future receive, customary fees and commissions for their services.

Item 1.02	Termination of a Material Definitive Agreement

Effective as of September 17, 2014, in connection with the Corporation’s entry into the Credit Agreement, the Former Credit Agreement was terminated.  Proceeds from the Credit Agreement were used to repay in full all amounts outstanding under the Former Credit Agreement.  Concurrently, the associated Guaranty and Collateral Agreement dated May 2, 2011 was also terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 7.01	Regulation FD Disclosure

On September 19, 2014, the Corporation issued a press release announcing its entry into the Credit Agreement.  A copy of the press release is filed and attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in Item 7.01 to this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Act, unless expressly stated otherwise.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of PharMerica Corporation, dated September 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: September 22, 2014	By:	/s/ Thomas A. Caneris
Thomas A. Caneris

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

No.	Description

99.1	Press Release of PharMerica Corporation, dated September 19, 2014.